Exhibit 99.1

FOR IMMEDIATE RELEASE

Date:	December 18, 2014
Contacts:	Kevin McPhaill, President/Chief Operating Officer
Ken Taylor, EVP/Chief Financial Officer
Phone:	(559) 782-4900 or (888) 454-BANK
Website Address:	www.sierrabancorp.com

SIERRA BANCORP ANNOUNCES NEW EVP/CHIEF BANKING OFFICER

Porterville, CA – December 18, 2014 – Sierra Bancorp, the holding company for Bank of the Sierra, today announced Michael Olague will assume the position of Executive Vice President, Chief Banking Officer of Sierra Bancorp and the Bank, on January 1, 2015. In his new role, Olague will lead the Bank’s team of Market Presidents, oversee branch loan and deposit growth objectives, and work closely with the Board and President to assist in merger and acquisition activities.

With more than 37 years of banking experience, Olague has become a well established banking figure in the Bakersfield Area. Prior to this promotion, Olague held the position of Senior Vice President and Area Manager for Bank of the Sierra’s Bakersfield and Delano markets. Olague is a graduate of California State University Bakersfield and completed Graduate Banking School at the University of Virginia. As an active member of the Bakersfield community, Olague currently sits on the boards of the Boys and Girls Club, San Joaquin Hospital Foundation, Kern County Cancer Fund, Mid-State Development Corporation, and the CSUB Business School Advisory Board.

“We are truly excited about this transition,” stated Kevin McPhaill, Bank of the Sierra President and Chief Operating Officer. “Mike was an asset to Bank of the Sierra in his prior role as Area Manager, and we are confident in his abilities as he moves into the role of Chief Banking Officer.”

As announced in a release on October 23, 2014, James C. Holly, will retire as Chief Executive Officer of Sierra Bancorp and the Bank on March 31, 2015. Following Holly’s retirement, and as part of the Board of Director’s management succession plan, McPhaill will assume the position of President and Chief Executive Officer on April 1, 2015.

Sierra Bancorp (NASDAQ: BSRR) is the holding company for Bank of the Sierra (www.bankofthesierra.com), which is in its 37th year of operations and at $1.6 billion in assets is the largest independent bank headquartered in the South San Joaquin Valley. The Company has over 400 employees and conducts business through 28 branch offices, an online branch, a real estate industries center, and an agricultural credit center.

The statements contained in this release that are not historical facts are forward-looking statements based on management's current expectations and beliefs concerning future developments and their potential effects on the Company. Readers are cautioned not to unduly rely on forward looking statements. Actual results may differ from those projected. These forward-looking statements involve risks and uncertainties including but not limited to the bank’s ability to maintain current dividend payments or increase dividend payouts to shareholder, its ability to continue to generate record financial results, changes in economic conditions, interest rates and loan portfolio performance, and other factors detailed in the Company’s SEC filings. Sierra Bancorp undertakes no responsibility to update or revise any forward-looking statements.

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